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                                  EXHIBIT 21.1

                  SUBSIDIARIES OF MOLECULAR DIAGNOSTICS, INC.

1. Bell Savings and Loan Association, a savings and loan association chartered in the state of California.

2. Pacific Coast Holdings Insurance Company, an insurance company organized under the laws of the state of California.

3. PFI National Corporation, a Delaware corporation.

4. InPath, LLC, a Delaware limited liability company.

5. Samba Technologies, SARL, a limited liability company organized under the laws of France.

6. AccuMed International Inc., a Delaware corporation

7. Oncometrics Imaging Corp, a Canadian company registered in the Yukon territory